INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Fortune Natural Resources Corporation:

      We consent to incorporation by reference in this registration statement on Form S-8 of Fortune Natural Resources Corporation of our report dated March 5, 1999, relating to the balance sheets of Fortune Natural Resources Corporation as of December 31, 1998, and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Fortune Natural Resources Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/   KPMG LLP




Houston, Texas
November 19, 1999